UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            (Amendment No.         )*

                         LASER MORTGAGE MANAGEMENT, INC.
                         -------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)

                                   518 06 D100
                                 --------------
                                 (CUSIP Number)

                                 April 13, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              (Page 1 of 17 pages)

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 2 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Jay Buck

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     994,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     994,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     994,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 2 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 3 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Demeter Asset Management, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     994,400


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     994,400


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     994,400


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 3 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 4 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     769,100


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     769,100


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     769,100


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.3%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 4 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 5 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner GP LP

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     769,100


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     769,100


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     769,100


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.3%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 5 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 6 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Mariner Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     769,100


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     769,100


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     769,100


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.3%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 6 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 7 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     William J. Michaelcheck

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     United States


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     769,100


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     769,100


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     769,100


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.3%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 7 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 8 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Rockwood Asset Management, Inc.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 8 of 17 pages

                                  SCHEDULE 13G

CUSIP No. 51806D100                                        Page 9 of 17 Pages
          ---------

1    NAME OF  REPORTING  PERSONS  S.S.  OR  I.R.S.  IDENTIFICATION  NO. OF ABOVE
     PERSONS

     Rockwood Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)[ ]   (b)[ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OR ORGANIZATION

     Delaware


5 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER

     0


6 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER

     225,300


7 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER

     0


8 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER

     225,300


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     225,300


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%


12   TYPE OF REPORTING PERSON*

     PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                page 9 of 17 pages

Item 1(a).   Name of Issuer:

             Laser Mortgage Management, Inc. (the "Company")

Item 1(b).   Address of Issuer's Principal Executive Offices:

             51 John F. Kennedy Parkway
             Short Hills, New Jersey 07078

Item 2(a).   Name of Person Filing:

             This statement is filed by:

             (i) Jay Buck ("Buck") with respect to the shares of Common Stock, par value $.001 per share ("Common Stock") of the Company beneficially owned by (a) Demeter Asset Management, Inc., a Delaware corporation ("Demeter"), of which Buck is the sole stockholder, President and a director and (b) Rockwood Asset Management Inc., a Delaware corporation ("RAM"), of which Buck is the sole stockholder, President and a director;

             (ii) Demeter, with respect to the shares of Common Stock also beneficially owned by Mariner Partners, L.P., a Delaware limited partnership ("Mariner Partners"), and Rockwood Partners, L.P., a Delaware limited partnership ("Rockwood Partners"), for each of which Demeter serves as investment manager;

             (iii) Mariner Partners with respect to the shares of Common Stock owned directly by it;

             (iv) Mariner GP LP, a Delaware limited partnership ("Mariner GP"), with respect to the shares of Common Stock also beneficially owned by Mariner Partners, of which Mariner GP is the general partner;

             (v) Mariner, Inc., a Delaware corporation, with respect to the shares of Common Stock also beneficially owned by Mariner GP of which Mariner Inc. is the general partner;

             (vi) William J. Michaelcheck ("Michaelcheck"), with respect to the shares of Common Stock also beneficially owned by Mariner Inc., of which Michaelcheck is the sole stockholder, President and a director.

             (vii) RAM, with respect to the shares of Common Stock also beneficially owned by Rockwood Partners, of which RAM is the general partner; and

             (viii) Rockwood Partners, with respect to the shares of Common Stock owned directly by it.

             The foregoing persons are hereinafter collectively referred to as the "Reporting Persons."


                                              (Page 10 of 17 pages)

Item 2(b).   Address of Principal Business Office, or, if None, Residence:

             The address of each of Buck, Demeter, RAM and Rockwood Partners is 104 Field Point Road, Greenwich, Connecticut 06830. The address of each of Mariner Partners, Mariner GP, Mariner Inc. and Michaelcheck is 65 East 55th Street, New York, New York 10022.

Item 2(c).   Citizenship:

             Each of Buck and Michaelcheck are individuals who are United States citizens. Each of Rockwood Partners, Mariner Partners and Mariner GP is a Delaware limited partnership. Each of Demeter, RAM and Mariner Inc. is a Delaware corporation.

Item 2(d).   Title of Class of Securities:

             This statement relates to the Company's Common Stock, par value $.001 per share.

Item 2(e).   CUSIP Number:

             518D6D100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person is a:

(a)   [ ]    Broker or dealer registered under Section 15 of the Act,
(b)   [ ]    Bank as defined in Section 3(a)(6) of the Act,
(c)   [ ]    Insurance Company as defined in Section 3(a)(19) of the Act,
(d)   [ ]    Investment  Company  registered  under  Section 8 of the Investment
               Company Act,
(e)   [ ]    Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f)   [ ]    Employee   Benefit  Plan  or  Endowment  Fund  in  accordance  with
               Rule 13d-1(b)(1)(ii)(F),
(g)   [ ]    Parent  Holding  Company  or  control  person  in  accordance  with
               Rule 13d-1(b)(1)(ii)(G),
(h)   [ ]    Savings  Association  as  defined  in  Section  3(b) of the Federal
               Deposit Insurance Act,
(i)   [ ]    Church Plan that is excluded  from the  definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c) check this box.  [X]

Item 4.  Ownership.

     A.  Buck
         (a)   Amount beneficially owned:
         (b)   Percent of class:         5.6%
         (c)   (i)    Sole power to vote or direct the vote:           0
               (ii)   Shared power to vote or direct the vote:         944,400
               (iii)  Sole power to dispose or direct the disposition: 0

                              (Page 11 of 17 pages)

               (iv)   Shared power to dispose or direct the disposition:944,400

     B.  Demeter
         (a)   Amount beneficially owned:  994,400
         (b)   Percent of class:     5.6%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           944,400
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 944,000

     C.  Mariner Partners
         (a)   Amount beneficially owned:  769,100
         (b)   Percent of class:     4.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           769,100
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 769,100

     D.  Mariner GP
         (a)   Amount beneficially owned:  769,100
         (b)   Percent of class:    4.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           769,100
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 769,100

     E.  Mariner Inc.
         (a)   Amount beneficially owned:  769,100
         (b)   Percent of class:    4.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           769,100
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 769,100

     F.  Michaelcheck
         (a)   Amount beneficially owned:  769,100
         (b)   Percent of class:    4.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           769,100
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 769,100

     G.  RAM
         (a)   Amount beneficially owned:  225,300
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0

                              (Page 12 of 17 pages)

               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300

     H.  Rockwood Partners
         (a)   Amount beneficially owned:  225,300
         (b)   Percent of class:     1.3%
         (c)   (i)    Sole power to vote or direct the vote:             0
               (ii)   Shared power to vote or direct the vote:           225,300
               (iii)  Sole power to dispose or direct the disposition:   0
               (iv)   Shared power to dispose or direct the disposition: 225,300

Item 5.      Ownership of Five Percent or Less or a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Each of Mariner Inc., Mariner GP and Michaelcheck directly or indirectly has the power to direct the affairs of Mariner Partners, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock owned by Mariner Partners. Each of RAM and Buck directly or indirectly has the power to direct the affairs of Rockwood Partners, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock owned by Rockwood Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             See item 2(a)

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Each  of  the   Reporting   Persons   hereby  makes  the  following
certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              (Page 13 of 17 pages)

                                    SIGNATURE




             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:       April   , 1999

                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            DEMETER ASSET MANAGEMENT, INC.



                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            MARINER PARTNERS, INC., L.P.
                                            By: Mariner GP LP, General Partner
                                            By: Mariner, Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President

                                            MARINER GP LP
                                            By:  Mariner Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President


                              (Page 14 of 17 pages)

                                            MARINER INC.



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President



                                            /s/William Michaelcheck
                                            -------------------------------
                                                 William Michaelcheck


                                            ROCKWOOD ASSET MANAGEMENT, INC.




                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner



                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President


                              (Page 15 of 17 pages)

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT

         We, the signatories of the statement on Schedule 13G to which this Agreement is attached, do hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.



                                            /s/Jay Buck
                                            -------------------------------
                                            Jay Buck


                                            DEMETER ASSET MANAGEMENT, INC.



                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            MARINER PARTNERS, INC., L.P.
                                            By: Mariner GP LP, General Partner
                                            By: Mariner, Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President

                                            MARINER GP LP
                                            By:  Mariner Inc., General Partner



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President



                              (Page 16 of 17 pages)

                                            MARINER INC.



                                            By: /s/William Michaelcheck
                                               ----------------------------
                                                 William Michaelcheck
                                                 President



                                            /s/William Michaelcheck
                                            -------------------------------
                                                 William Michaelcheck


                                            ROCKWOOD ASSET MANAGEMENT, INC.




                                            By: /s/Jay Buck
                                               ----------------------------
                                                 Jay Buck
                                                 President


                                            ROCKWOOD PARTNERS, L.P.
                                            By:  Rockwood Asset Management, Inc.
                                                 General Partner



                                              By: /s/ Jay Buck
                                                 ----------------------------
                                                 Jay Buck
                                                 President




                              (Page 17 of 17 pages)